Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 29, 2017, relating to the consolidated financial statements and financial statement schedule of Briggs & Stratton Corporation, and the effectiveness of Briggs & Stratton Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Briggs & Stratton Corporation for the year ended July 2, 2017.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Milwaukee, Wisconsin

November 3, 2017